                                                                      EXHIBIT 12



                CAPSTEAD MORTGAGE CORPORATION AND SUBSIDIARIES
                 COMPUTATION OF RATIO OF EARNINGS TO COMBINED
                  FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                         (IN THOUSANDS, EXCEPT RATIOS)
                                  (UNAUDITED)



(a) Computation of ratio of earnings to combined fixed charges and preferred stock dividends (including CMO debt):

                                                           YEAR ENDED DECEMBER 31
                                               ------------------------------------------------
                                                 1996      1995      1994      1993      1992
                                               --------  --------  --------  --------  --------
Fixed charges                                  $598,312  $584,137  $474,844  $491,076  $415,433
Preferred stock dividends                        36,356    39,334    38,876    38,592     4,707
                                               --------  --------  --------  --------  --------
Combined fixed charges and
  preferred stock dividends                     634,668   623,471   513,720   529,668   420,140
Net income                                      127,228    77,359    85,579    94,256    53,191
                                               --------  --------  --------  --------  --------
    Total                                      $761,896  $700,830  $599,299  $623,924  $473,331
                                               ========  ========  ========  ========  ========
Ratio of earnings to combined
  fixed charges and preferred
  stock dividends                                1.20:1    1.12:1    1.17:1    1.18:1    1.13:1
                                               ========  ========  ========  ========  ========


(b) Computation of ratio of earnings to combined fixed charges and preferred stock dividends (excluding CMO debt):

                                                           YEAR ENDED DECEMBER 31
                                               ------------------------------------------------
                                                 1996      1995      1994      1993      1992
                                               --------  --------  --------  --------  --------
Fixed charges                                  $283,974  $223,751  $139,188  $ 80,923  $ 62,077
Preferred stock dividends                        36,356    39,334    38,876    38,592     4,707
                                               --------  --------  --------  --------  --------
Combined fixed charges and
  preferred stock dividends                     320,330   263,085   178,064   119,515    66,784
Net income                                      127,228    77,359    85,579    94,256    53,191
                                               --------  --------  --------  --------  --------
    Total                                      $447,558  $340,444  $263,643  $213,771  $119,975
                                               ========  ========  ========  ========  ========
Ratio of earnings to combined
  fixed charges and preferred
  stock dividends                                1.40:1    1.29:1    1.48:1    1.79:1    1.80:1
                                               ========  ========  ========  ========  ========
